EXHIBIT 10.4

TRANSITION AGREEMENT AND GENERAL RELEASE

This Transition Agreement and General Release (“Agreement”) is made by and between Donna Boyer (“Employee”, “you,” “your,” or “yourself”) and WW International, Inc. (“Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Employee currently is employed by the Company;

WHEREAS, the Parties have agreed to certain changes that will result in Employee’s separation from employment with the Company on the earlier of (i) May 31, 2025; or (ii) such date that Employee is terminated by the Company for Cause (as defined below), but with the understanding of the Parties that they may mutually agree to Employee’s continued provision of services to the Company for an additional four weeks following May 31, 2025 (for purposes of this Agreement, Employee’s actual final date of employment, regardless of the underlying circumstances, shall be defined herein as the “Separation Date”);

WHEREAS, the Parties have agreed that Employee shall resign from her role as Chief Product Officer, effective April 4, 2025, and will remain employed as an Advisor, beginning effective April 4, 2025, and continuing through the Separation Date;

WHEREAS, Employee’s employment through the Separation Date shall be pursuant to the terms and conditions of this Agreement; and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company;

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

1.
Transition Duties and Separation.
(a)
The period between April 4, 2025 and the Separation Date shall be referred to herein as the “Transition Period.” During the Transition Period, Employee agrees to perform the tasks reasonably requested by the Company relating to the transition of Employee’s work duties and business contacts and otherwise assisting in the smooth transition of Employee’s general duties and business contacts to such person(s) as the Company may designate (collectively defined as the “Transition Duties”). The Company may ask Employee to travel to the State of New York during the Transition Period (for which such travel time will not count against the number of hours per week as set forth below). Employee agrees to travel to the State of New York during the Transition Period, subject to the Company’s payment of a reasonable travel stipend and reimbursement of expenses according to customary Company policy and practice.

(b)
During the Transition Period, the Company shall continue to pay Employee Employee’s standard base salary in accordance with the Company’s payroll policies, timing, and procedures, except that such pay shall be adjusted for Employee’s full-time and then part-time status as follows:

•
Forty (40) hours per week for the period from 4/4/25 to 4/19/25
•
Twenty (20) hours per week for the period from 4/20/25 to 5/3/25
•
Ten (10) hours per week for the period from 5/4/25 to 5/31/25
•
Ten (10) hours per week for the period from 6/1/25 to 6/28/25, subject to the mutual agreement of the parties

During the Transition Period, Employee will continue to vest as if employed on a full-time basis in existing equity grants, consistent with the terms of such grant agreements and applicable equity plans.

(c)
Nothing herein modifies the at-will nature of Employee’s employment with the Company. The Company reserves the right to sever its employment relationship with Employee at any time, with or without Cause (as defined below), and with or without notice; and Employee similarly may end Employee’s relationship with the Company at any time, with or without cause or notice. However, in the event the Company terminates Employee’s employment other than for Cause, then Employee shall be entitled to the Separation Benefits (as defined below), subject to the terms of Section 2 set forth below. In the event the Company terminates Employee’s employment relationship for Cause, or Employee voluntarily resigns, then Employee shall not be entitled to the Separation Benefits but nevertheless represents that the opportunities and mutual promises set forth herein serve as binding and valid consideration for the terms of this Agreement. For purposes of this Agreement, “Cause” shall mean: (i) Employee’s willful and continued failure (except where due to a physical or mental incapacity) to perform her material duties with respect to the Company or its affiliates, which continues beyond 10 days after a written demand for substantial performance is delivered to the Employee by the Company or its affiliates; (ii) willful misconduct by the Employee involving dishonesty or breach of trust in connection with the Employee’s employment, which results in a demonstrable injury (which is other than de minimis) to the Company or its affiliates; (iii) conviction for any felony or misdemeanor involving moral turpitude; or (iv) any material breach of any restrictive covenant entered into with the Company or its affiliates.
(d)
Effective as of the Separation Date, Employee shall no longer remain employed by the Company and shall refrain from any further representations that Employee is an employee or agent of the Company. Whether or not Employee enters into this Agreement, the Company will pay Employee for all final wages through the Separation Date in accordance with applicable law. Employee’s equity vesting and health insurance benefits shall cease on the last day of the month of the Separation Date, subject to Employee’s right to continue Employee’s health insurance under COBRA, as described more fully below. Employee’s participation in all benefits and incidents of employment, and the accrual of bonuses, incentive payments, vacation, and paid time off, shall cease as of the Separation Date.
2.
Separation Benefits. Subject to Employee (i) timely entering into and remaining compliant with the terms of this Agreement, (ii) not being terminated for Cause, and (iii) timely entering into and not revoking the Supplemental Release attached as Exhibit A hereto, the Company agrees to provide Employee the following (the “Separation Benefits”), with the understanding that if Employee is terminated for Cause, then Employee shall forfeit any right to enter into the Supplemental Release and to receive the Separation Benefits:

(a)
Salary Continuation. Subject to the offset provisions set forth below, while no longer an employee, you will continue to receive your current bi-weekly salary payments, less all applicable withholdings and standard deductions, for up to fifty-two (52) weeks following the Supplemental Release Effective Date (the “Salary Continuation Period”). The salary payments received throughout the Salary Continuation Period will be included on an applicable W-2 Form issued by the Company; and
(b)
COBRA Subsidy. If you participate in the Company’s group health insurance and timely and properly elect to receive continued coverage for you and any eligible dependents under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall continue to pay for the employer portion of your premiums effective the date of COBRA coverage and through the end of the month in which the Salary Continuation Period is completed, or 12 weeks, whichever is greater – i.e., through May 2026 (“COBRA Payment Period”). You shall continue to be responsible for the employee portion of your premiums during the COBRA Payment Period, and for the entire premium for any COBRA coverage you elect to receive after the termination of COBRA Payment Period.

Notwithstanding the foregoing, in the event you obtain subsequent employment at any point during the Salary Continuation Period, you shall immediately notify the Company in writing of: (i) the name, address, and telephone number of your new employer, (ii) your job title, (iii) your start date, (iv) your salary rate (or, alternatively, a statement that your new salary rate is the same or higher than your last salary rate at the Company as of the Separation Date); and (v) whether you are eligible to enroll in your new employer’s health insurance plan and, if so, the effective date of such eligibility. Upon the commencement of such subsequent employment, your bi-weekly salary continuation payments referenced in Section 2(a) above shall be reduced by the amount of your bi-weekly salary earnings in your new employment. In the event you obtain a subsequent position with the same or higher base salary rate than your salary rate at the Company as of the Separation Date, you shall immediately cease receiving the salary continuation payments listed in Section 2(a) above. The salary continuation payments referenced in Section 2(a) above shall also be subject to reduction for any payments received under any other Company benefit plan (e.g., long-term disability) during the course of the Salary Continuation Period. In the event you are eligible to enroll in your new employer’s health insurance plan, you shall no longer receive the COBRA benefits referenced in Section 2(b) above, effective the first month of eligibility in your new employer’s health insurance plan. For the avoidance of doubt, any service on the boards of directors or as a part-time independent contractor to other entities following the Separation Date (whether compensated or not), will not constitute employment pursuant to this paragraph.

3.
No Consideration Absent Execution of this Agreement. You understand and agree that the payments specified in Section 2 above would neither be paid nor provided but for the execution (and non-revocation) of this Agreement and the Supplemental Release referenced in Section 6(d) below and the complete fulfillment of the promises contained herein. You understand and agree that such payments are in lieu of any other consideration, if any, you may otherwise be entitled to as of the Separation Date under any agreement or arrangement with the Company or any Company policy.
4.
No Other Compensation or Benefits. You affirm that, with the exception of any Accrued Obligations (as defined herein), you have been paid in full for all hours worked as of the date of your execution of this Agreement and have been paid or have received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which you may be entitled. You therefore agree that, other than with respect to any Accrued Obligations, you have no entitlement to any compensation, bonus, severance pay, vacation pay or other benefits, damages, attorneys’ fees or costs from the Company, except as specifically provided in this Agreement, and that you will not bring any action contrary to this understanding. The term

“Accrued Obligations” shall mean (i) any salary earned by you and not yet paid, for the period through the Separation Date, including the 2024 Annual Performance Bonus payment, (ii) the reimbursement of any reimbursable business expenses incurred prior to the Separation Date, (iii) any rights to indemnification, exculpation and advancement of expenses as provided by, and in accordance with the terms of, the Company’s governing documents or other applicable policies and to coverage under any applicable D&O insurance policy, in each case to the same extent accorded to any other officer or director of the Company, and (iv) any vested benefits to which you may be entitled following the termination of your employment under the terms of the Company’s benefit plans or programs.
5.
No Additional Claims. You affirm that you have neither filed, nor caused to be filed, and presently are not a party to, any claim, complaint, or action against the Company in any forum. You further affirm that you have not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers or employees, including any allegations of corporate fraud. You furthermore affirm that you have no known workplace injuries or occupational diseases for which a claim could be made, or benefits or other relief could be obtained and/or have not been improperly denied any leave requested under the Family and Medical Leave Act.
6.
General Release of Claims.
(a)
You, on behalf of yourself and your present and/or former heirs, beneficiaries, executors, creditors, dependents, spouse(s), administrators, attorneys, representatives and agents, successors, and assigns, knowingly and voluntarily release and forever discharge, indemnify and hold harmless the Company and all of its present or former parent corporations, affiliates, subsidiaries, divisions, successors and assigns, including but not limited to WW North America Holdings, LLC. and ww.com, and all of their respective current and former owners, shareholders, insurers, attorneys, benefit plans, plan administrators, employees, officers, directors, representatives and agents thereof (collectively, the “Releasees”), jointly and individually, of and from any and all claims, known and unknown, you have or may have against any or all of the Releasees from the beginning of time through the date of your execution of this Agreement to the fullest extent permitted by law, including, but not limited to, any claims: (a) arising out of, or in any way related to, your employment with the Company, or the termination thereof; (b) arising out of, or in any way related to, any federal, state, or local law or regulation prohibiting discrimination, harassment, and/or retaliation on the basis of age, race, color, religion, disability, sex, national origin, citizenship or any other protected class, or engaging in any protected activity relating to such laws, including but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, the Americans With Disabilities Act, the Family Medical Leave Act, the Workers Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act, the Fair Credit Reporting Act, the Fair Labor Standards Act, the California Fair Employment and Housing Act, the California Labor Code, the California Constitution, the California Family Rights Act, the California Consumer Privacy Act, New York State Human Rights Law, New York Labor Law, New York State Worker Adjustment and Retraining Notification Act, New York Civil Rights Law, Section 125 of the New York Workers’ Compensation Law, Article 23-A of the New York Correction Law, New York City Human Rights Law, New York City Paid Safe and Sick Leave Law, including any amendments and their respective implementing regulations; (c) arising out of, or in any way related to, any other federal, state or local law or regulation dealing with employment or benefits, or concerning any other matter whatsoever; (d) based in contract, tort or public policy; (e) for attorneys’ fees or litigation expenses; and (f) arising out of, or in any way related to, any transactions, occurrences, acts, statements, disclosures, or omissions occurring prior to the date you executed this Agreement. The identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner.

(b)
California Waiver of California Civil Code § 1542. If you worked or reside in California, to effect a full and complete release as described above, you expressly waive and relinquish all rights and benefits of §1542 of the Civil Code of the State of California, and do so understanding and acknowledging the significance and consequence of specifically waiving §1542, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Thus, notwithstanding the provisions of section 1542, and to implement a full and complete release and discharge of the Releasees, you expressly acknowledge this Agreement is intended to include in its effect, without limitation, all claims you do not know or suspect to exist in your favor at the time of signing this Agreement, and that this Agreement contemplates the extinguishment of any such claims. You warrant that you have read this Agreement, including this waiver of California Civil Code section 1542, and that you have consulted with or had the opportunity to consult with counsel of your choosing about whether to sign this Agreement and specifically about the waiver of section 1542, and that you understand this Agreement and the section 1542 waiver, and so you freely and knowingly enter into this Agreement. You further acknowledge that you later may discover facts different from or in addition to those you now know or believe to be true regarding the matters released or described in this Agreement, and even so you agree that the releases and agreements contained in this Agreement shall remain effective in all respects notwithstanding any later discovery of any different or additional facts. You expressly assume any and all risk of any mistake in connection with the true facts involved in the matters, disputes, or controversies released or described in this Agreement or with regard to any facts now unknown to you relating thereto.

(c)
Notwithstanding the generality of the foregoing or anything to the contrary set forth in this Section 6, nothing herein constitutes a release or waiver by you of, or prevents you from making or asserting (i) any claim you may have under COBRA; (ii) any claim to Accrued Obligations; (iii) any claim that may arise based upon the acts or omissions of any Releasee after the date on which you sign this Agreement; (v) any claim you may have under this Agreement; (vi) your rights following the date hereof with respect to any vested equity interests you hold in the Company or any of its past or present affiliates; or (vii) any claim that is not otherwise waivable pursuant to applicable law. This general release and waiver of claims also excludes, and you do not waive, release, or discharge the right to file an administrative charge or complaint with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by or before, or provide information to the Securities and Exchange Commission (SEC), the National Labor Relations Board (NLRB), the Equal Employment Opportunity Commission (EEOC), the Occupational Safety and Health Administration (OSHA), or any other federal, state, or local governmental regulatory or law enforcement agency, and the right to seek or receive a monetary award from a government-administered whistleblower program.

(d)
Supplemental Release. As a condition to the validity and enforceability of this Agreement, and to your entitlement to the Separation Benefits identified in Section 2 above, you agree to execute a Supplemental Release, attached hereto as Attachment A, on or after the Separation Date.
7.
Notice of Participation in Third Party Actions. If you are required by subpoena, court order, or other legal process to provide testimony or documents in any lawsuit, arbitration, administrative proceeding, or governmental investigation or audit brought against any of the Releasees, you will give immediate notice to the Company, by e-mail to Maria Biaggi, Senior Employment & Litigation Counsel, WW International, Inc., at [ ]@ww.com as soon as possible and in no event less than five (5) business days prior to the date of your required compliance with any such subpoena or other legal process in order to allow the Company an opportunity to make a motion to quash or to otherwise oppose such process.
8.
Non-Disparagement. You agree that you shall not make, issue, or authorize any defamatory, disparaging, critical or otherwise negative statements, remarks, or comments regarding any of the Releasees, whether orally or in writing, to any individual, entity or party whatsoever, or post any such statements, remarks or comments on any online forum or website. The Company will direct each of its officers to refrain from making, issuing, or authorizing any disparaging, critical or otherwise negative statements regarding you. Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.
9.
Proprietary Rights.
(a)
Work Product. You acknowledge and agree that, subject to Section 9(c), all writings, works of authorship, technology, inventions, discoveries, ideas, and other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by you individually or jointly with others during the period of your employment by the Company and relating in any way to the business or contemplated business, research, or development of the Company and all printed, physical, and electronic copies, all improvements, rights, and claims related to the foregoing, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to copyrights, trade secrets, trademarks (and related goodwill), patents, and other intellectual property rights arising in any jurisdiction throughout the world and all related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations therefor, and continuations, divisions, continuations-in-part, reissues, extensions, and renewals thereof (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Company.
(b)
Work Made for Hire; Assignment. You acknowledge that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in the Copyright Act of 1976 (17 U.S.C. § 101), and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, subject to Section 9(c), you hereby irrevocably assign to the Company, for no additional consideration, your entire right, title, and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title, or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.

(c)
California Statutory Limitation on Assignment. You understand and acknowledge that Work Product does not include, and any provision in this Agreement requiring you to assign (or otherwise providing for ownership by the Company of) rights to an invention does not apply to, any invention that qualifies fully under the provisions of California Labor Code Section 2870, including any idea or invention that is developed entirely on your own time without using the Company’s equipment, supplies, facilities or trade secret information, and that does not either (i) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company or (ii) result from any work performed by you for the Company.
(d)
Further Assurances; Power of Attorney. You agree to reasonably cooperate with the Company as reasonably necessary to (i) apply for, obtain, perfect, and transfer to the Company the Work Product and Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (ii) maintain, protect, and enforce the same, including, without limitation, executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments, and other documents and instruments as shall be requested by the Company.

You hereby irrevocably grant the Company power of attorney to execute and deliver any such documents on your behalf in your name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, issuance, prosecution, and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if you do not promptly cooperate with the Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be impacted by your subsequent incapacity.

Any Work Product which you may disclose to anyone within six (6) months after the termination of your employment, or for which the Company or its subsidiaries may file an application for copyright, patent, trademark or other statutory or common law protection within twelve (12) months after the termination of said employment, shall be presumed to have been made, conceived, first reduced to practice or learned during the term of your employment and fully subject to the terms and conditions set forth herein; provided that if you in fact conceived any such Work Product subsequent to the termination of the employment and such Work Product is not based upon or derived from Confidential Information of the Company or its subsidiaries or does not relate to the scope of work performed by you pursuant to your employment duties with the Company or its subsidiaries, then such Work Product shall belong to you and shall be your sole property. You assume the responsibility of establishing by competent legal evidence that such Work Product is not based on such Confidential Information and that you conceived any such Work Product after the termination of your employment.

(e)
Moral Rights. To the extent any copyrights are assigned under this Agreement, you hereby irrevocably waive, to the extent permitted by applicable law, any and all claims you may now or hereafter have in any jurisdiction to all rights of paternity, integrity, disclosure, and withdrawal and any other rights that may be known as “moral rights” with respect to all Work Product and all Intellectual Property Rights therein.

(f)
No License. You understand that this Agreement does not, and shall not be construed to, grant you any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software, or other tools made available to you by the Company.
10.
Confidentiality.
(a)
Confidentiality of Agreement. You agree and promise that you have not disclosed, and will not disclose, either directly or indirectly, in any manner whatsoever, except to members of your immediate family, attorney, creditor(s), financial advisor or accountant, any information regarding the existence or terms of this Agreement, to any person or entity whatsoever including, but not limited to, members of the press or media, present and former officers, employees and agents of the Company or any previous, future or prospective employer, and other members of the public, except as may be required by law.
(b)
Acknowledgement. You understand and acknowledge that by virtue of your employment with the Company, you had access to and knowledge of Confidential Information, was in a position of trust and confidence with the Company and benefitted from the Company’s goodwill. You understand and acknowledge that the Company invested significant time and expense in developing the Confidential information and goodwill. You further understand and acknowledge that the Company’s ability to reserve these for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company and that the Company would be irreparably harmed if you violated the provisions herein.
(c)
Confidential Information. You agree not to use, disclose to others, or permit anyone access to any of Company’s trade secrets or confidential or proprietary information (collectively, “Confidential Information”), subject to the provisions provided below. For purposes of this Agreement, Confidential Information means information that is not generally known to the public and that is used, developed or obtained by the Company or its subsidiaries in connection with its business, including but not limited to: (i) products or services, (ii) fees, costs and pricing structures, (iii) designs, (iv) computer software, including operating systems, applications and programs listings, (v) flow charts, manuals and documentation, (vi) data bases, (vii) accounting and business methods, (viii) inventions, devises, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (ix) customers and clients and customer or client lists, (x) other copyrightable works, (xi) all technology and trade secrets, and (xii) all similar and related information in whatever form. You understand that this list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. Confidential Information shall not include information that is generally available to and known by the public, provided that such disclosure to the public is through no direct or direct fault of you or persons acting your behalf.
(d)
Disclosure and Use Restrictions. You agree and covenant: (A) to treat all Confidential Information as strictly confidential; (B) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company, except as otherwise permitted by this Agreement; and (C) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the

Company, except as otherwise permitted by this Agreement, by applicable law, or with the prior written consent of an authorized officer acting on behalf of the Company and then, such disclosure shall be made only within the limits and to the extent of such law, or consent.
(e)
Permitted Disclosures. Nothing in this Agreement shall prohibit or impede you from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. You need not obtain the prior authorization of, or to give notice to, the Company regarding any such communication or disclosure. Moreover, nothing in this Agreement prohibits or prevents you from discussing or disclosing information about, or the underlying facts and circumstances of any claim of, unlawful acts in the workplace or criminal conduct, including discrimination, harassment, retaliation, sexual assault or abuse or any other conduct that you have reason to believe is unlawful including, but not limited to, factual information related to any claims for sexual assault or under California’s Fair Employment and Housing Act (if applicable), or from testifying in an administrative, legislative or judicial proceeding concerning alleged criminal conduct or alleged unlawful employment practices when you have been required or requested to attend the proceeding pursuant to a court order, subpoena or written request from a Governmental Entity.
(f)
DTSA Notice. You understand and acknowledge that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. You understand and acknowledge further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
(g)
Notwithstanding the foregoing, under no circumstance will you be authorized to disclose any information covered by the Company’s attorney-client privilege or the Company’s attorney work product: (i) without the prior written consent of the Company’s Chief Legal & Administrative Officer or other officer designated by the Company, or (ii) unless such disclosure of that information would otherwise be permitted pursuant to 17 CFR 205.3(d)(2), applicable state attorney conduct rules, or otherwise under applicable law or court order.
11.
Return of Company Property and Confidential Information. You affirm that, as of your date of execution of this Agreement, you have returned, and/or will return by the Separation Date, all Company property, documents, and/or any Confidential Information in your possession or control.
12.
Remedies. In addition to receiving any other remedies provided by law or in equity, if the Company prevails in any action against you for your alleged violation of the terms of Sections 8, 9 and/or 10, you shall be required to pay the Company liquidated damages in the amount of $150,000. Under such circumstances, it is agreed and understood that this Agreement, including but not limited to the release provision set forth in Section 6 above and in the Supplemental Release, shall remain in full force and effect.

13.
Neutral Reference. The Company agrees that, in response to any employment and reference inquiries by a third party regarding your employment with the Company, it shall provide only: (i) the dates that you were employed with the Company; and (ii) the position(s) you held with the Company; and (iii) with your written authorization, your salary history with the Company.
14.
Non-Admission of Wrongdoing. Neither this Agreement nor the Supplemental Release, nor anything contained in it, shall constitute, or shall be used as, an admission by the Company of any liability or wrongdoing whatsoever, including but not limited to, any violation of any federal, state, local, or common laws, ordinances, or regulations. Neither this Agreement nor the Supplemental Release, nor anything contained in it, shall be introduced in any proceeding except to enforce the terms of this Agreement or the Supplemental Release or to defend against any claim relating to the subject matter of the releases contained herein. Such introduction under these exceptions shall be pursuant to an appropriate order protecting its confidentiality.
15.
Arbitration of Disputes or Claims. To the extent that any dispute arises out of or relating to this Agreement and to the extent that any party to this Agreement wishes to pursue any claims relating to your employment, your separation, or any claimed breach of this Agreement, you and the Company hereby agree to resolve any such disputes or claims exclusively through binding arbitration before JAMS in New York City to the fullest extent permitted by applicable law. The parties further agree that any claims or issues between the parties to this Agreement will be arbitrated on an individual basis and not as part of any group, class, or collective arbitration action. The parties further agree that any issue or dispute pertaining to the threshold question of whether a dispute, claim, or issue is subject to arbitration, that is, whether there is an agreement by the parties to arbitrate or not, will be decided by a state or federal court in New York City and not by an arbitrator. In any such dispute, this Agreement shall be governed and conformed in accordance with the laws of the State of New York without regard to its conflict or choice of law provisions. Notwithstanding the foregoing, nothing in this arbitration provision shall be construed to limit or otherwise prohibit any current or former employee from filing any charge or complaint or participating in any investigation or proceeding conducted by an administrative agency, including, but not limited to, the EEOC, DOL, or NLRB.
16.
Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the Separation Benefits provided to you or made on your behalf under the terms of this Agreement. You agree and understand that you are responsible for payment, if any, of local, state, and/or federal taxes on the Separation Benefits provided hereunder by the Company and any penalties or assessments thereon. You further agree to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) your failure to pay or the Company’s failure to withhold, or your delayed payment of, federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.
17.
Amendment. This Agreement may not be modified, altered or changed except by a written document signed by you and a duly authorized officer of the Company.
18.
Execution and Revocation. Pursuant to the Older Workers Benefit Protection Act, you shall have at least twenty-one (21) calendar days to review and to consider executing this Agreement, including, but not limited to, its general release. If you execute the Agreement, you may revoke this Agreement at any time during the seven (7) calendar days following the day you execute this Agreement. Any revocation within this period must be submitted, in writing, to Maria Biaggi, Senior Employment & Litigation Counsel, WW International, Inc., and state, “I hereby revoke my acceptance of our Transition Agreement and General

Release.” The revocation must be personally delivered or e-mailed ([ ]@ww.com) to Maria Biaggi, Senior Employment & Litigation Counsel, WW International, Inc., 675 Avenue of the Americas, 3rd Floor, New York, New York 10010, such that it is received within seven (7) calendar days of your execution of this Agreement. This Agreement shall not become effective or enforceable until this revocation period has expired, and the Agreement has not been revoked by you during this time. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in New York State, the revocation period shall not expire until the end of the following business day which is not a Saturday, Sunday, or legal holiday. You are hereby advised to consult with an attorney of your choice prior to entering into this Agreement.
19.
Entire Agreement. This Agreement and the Supplemental Release constitutes and contains the entire agreement between the parties and supersedes and replaces all prior negotiations and all agreements, proposed or otherwise, written or oral, concerning the subject matter hereof. You have not relied on any representations, promises, or agreements of any kind in connection with your decision to accept this Agreement, except for those set forth in this Agreement. This is an integrated document.
20.
Severability. With the exception of Section 6 above and the Supplemental Release contained in Attachment A, if any provision of this Agreement or the application thereof is held invalid, such invalidation shall not affect the other provisions or applications of this Agreement, and to this end the provisions of this Agreement are declared to be severable. In the event Section 6 or the Supplemental Release is held unenforceable by a court of competent jurisdiction, the Company’s obligations under Section 2 shall be null and void, and you shall be liable for the return and/or reimbursement of the payments listed therein.
21.
Counterparts. This Agreement may be executed in counterparts, including via facsimile and the electronic exchange of .pdf copies, each of which shall be deemed an original and each of which shall together constitute a single agreement.
22.
Acknowledgments. You acknowledge that you: (a) have carefully read this Agreement; (b) have been advised to, and have had an opportunity to, review this Agreement with an attorney of your choice; (c) understand all of the terms of this Agreement; (d) have not relied upon any representation or statement, written or oral, not set forth in this Agreement; and (e) have knowingly and voluntarily executed this Agreement.

/s/ Donna Boyer	4/4/2025
Donna Boyer	Date

/s/ Jacqueline Cooke	4/4/2025
Jacqueline Cooke	Date
Chief Legal & Administrative Officer WW International, Inc.

ATTACHMENT A

SUPPLEMENTAL RELEASE

In connection with the Transition Agreement and General Release (“Agreement”) you previously executed with WW International Inc. (“Company”), Donna Boyer (“Employee”) hereby acknowledge and agree as follows in this supplemental release (“Supplemental Release”):

1.
General Release.
a.
You, on behalf of yourself and your present and/or former heirs, beneficiaries, executors, creditors, dependents, spouse(s), administrators, attorneys, representatives and agents, successors, and assigns, knowingly and voluntarily release and forever discharge, indemnify and hold harmless the Company and all of its present or former parent corporations, affiliates, subsidiaries, divisions, successors and assigns, including but not limited to WW North America Holdings, LLC. and ww.com, and all of their respective current and former owners, shareholders, insurers, attorneys, benefit plans, plan administrators, employees, officers, directors, representatives and agents thereof (collectively, the “Releasees”), jointly and individually, of and from any and all claims, known and unknown, you have or may have against any or all of the Releasees from the beginning of time through the date of your execution of this Agreement to the fullest extent permitted by law, including, but not limited to, any claims: (a) arising out of, or in any way related to, your employment with the Company, or the termination thereof; (b) arising out of, or in any way related to, any federal, state, or local law or regulation prohibiting discrimination, harassment, and/or retaliation on the basis of age, race, color, religion, disability, sex, national origin, citizenship or any other protected class, or engaging in any protected activity relating to such laws, including but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, the Americans With Disabilities Act, the Family Medical Leave Act, the Workers Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act, the Fair Credit Reporting Act, the Fair Labor Standards Act, the California Fair Employment and Housing Act, the California Labor Code, the California Constitution, the California Family Rights Act, the California Consumer Privacy Act, New York State Human Rights Law, New York Labor Law, New York State Worker Adjustment and Retraining Notification Act, New York Civil Rights Law, Section 125 of the New York Workers’ Compensation Law, Article 23-A of the New York Correction Law, New York City Human Rights Law, New York City Paid Safe and Sick Leave Law, including any amendments and their respective implementing regulations; (c) arising out of, or in any way related to, any other federal, state or local law or regulation dealing with employment or benefits, or concerning any other matter whatsoever; (d) based in contract, tort or public policy; (e) for attorneys’ fees or litigation expenses; and (f) arising out of, or in any way related to, any transactions, occurrences, acts, statements, disclosures, or omissions occurring prior to the date you executed this Agreement. The identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner. For the avoidance of doubt, the release set forth herein is subject to the exceptions set forth in Section 6(c) of the Agreement.
b.
California Waiver of California Civil Code § 1542. If you worked or reside in California, to effect a full and complete release as described above, you expressly waive and relinquish all rights and benefits of §1542 of the Civil Code of the State of California, and do so understanding and acknowledging the significance and consequence of specifically waiving §1542, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Thus, notwithstanding the provisions of section 1542, and to implement a full and complete release and discharge of the Releasees, you expressly acknowledge this Agreement is intended to include in its effect, without limitation, all claims you do not know or suspect to exist in your favor at the time of signing this Agreement, and that this Agreement contemplates the extinguishment of any such claims. You warrant that you have read this Agreement, including this waiver of California Civil Code section 1542, and that you have consulted with or had the opportunity to consult with counsel of your choosing about whether to sign this Agreement and specifically about the waiver of section 1542, and that you understand this Agreement and the section 1542 waiver, and so you freely and knowingly enter into this Agreement. You further acknowledge that you later may discover facts different from or in addition to those you now know or believe to be true regarding the matters released or described in this Agreement, and even so you agree that the releases and agreements contained in this Agreement shall remain effective in all respects notwithstanding any later discovery of any different or additional facts. You expressly assume any and all risk of any mistake in connection with the true facts involved in the matters, disputes, or controversies released or described in this Agreement or with regard to any facts now unknown to you relating thereto.

2.
Reaffirmation of Agreement. You acknowledge and agree that you continue to be bound by all of the provisions set forth in the Agreement, and that (subject to the revocation period set forth below) the Agreement hereby is, and shall continue to be, in full force and effect. You further acknowledge and agree that you are executing this Supplemental Release in consideration of, and in order to be entitled to, the Separation Benefits as set forth in Section 2 of the Agreement. In this regard, you acknowledge and agree that your entitlement to these benefits is expressly conditioned on your execution of this Supplemental Release on or after your Separation Date (as defined in the Agreement).
3.
Execution and Revocation. Pursuant to the Older Workers Benefit Protection Act, you shall have at least twenty-one (21) calendar days to review and to consider executing this Supplemental Release. If you execute this Supplemental Release, you may revoke it at any time during the seven (7) calendar days following the day you sign it. Any revocation within this period will not only revoke the Supplemental Release but the entire Agreement as well. Any revocation within this period must be submitted, in writing, and state, “I hereby revoke my acceptance of our Transition Agreement and General Release, and my Supplemental Release.” The revocation must be e-mailed to Maria Biaggi, Senior Employment & Litigation Counsel, WW International, Inc. at [ ]@ww.com, such that it is received within seven (7) calendar days of your execution of this Supplemental Release. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in New York State, the revocation period shall not expire until the end of the following business day which is not a Saturday, Sunday, or legal holiday. You are hereby advised to consult with an attorney of your choice prior to executing this Supplemental Release.
4.
Execution Date. You acknowledge and agree that you are executing this Supplemental Release on or after your Separation Date, as defined in the Agreement. You acknowledge and agree that the Agreement shall not be effective, and you shall not be entitled to the Separation Benefits set forth in the Agreement, unless you execute this Supplemental Release on or after the Separation Date.

5.
Acknowledgments. You acknowledge that you: (a) have carefully read this Supplemental Release; (b) have been advised to, and have had an opportunity to, review this Supplemental Release with an attorney of your choice; (c) understand all of the terms of this Supplemental Release; (d) have not relied upon any representation or statement, written or oral, not set forth in this Supplemental Release; and (e) have knowingly and voluntarily executed this Supplemental Release.

“NOT TO BE SIGNED UNTIL ON/AFTER THE SEPARATION DATE*

Donna Boyer	Date